                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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    / /  Definitive Proxy Statement
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    / /  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                         PLM International, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                         PLM Stockholders Committee
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
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                              EQUIS FINANCIAL GROUP
                               LIMITED PARTNERSHIP
                           98 NORTH WASHINGTON STREET
                                BOSTON, MA 02114

                                                               April 25, 1997

Board of Directors
PLM International, Inc.
One Market Plaza
Steuart Street Tower, Suite 900
San Francisco, CA 94105-1301

Gentlemen:

     I am writing to inform you, in your capacity as the Directors and representatives of the shareholders of PLM International, Inc. ("PLM"), subject to the fiduciary duties of Directors under applicable Delaware law, that Equis Financial Group Limited Partnership (or an affiliated entity) ("Equis") is prepared to offer to acquire all of the outstanding shares of Common Stock of PLM, through a cash-out merger, under the terms of which the shareholders of PLM would receive a purchase price of $5.00 per share for their shares. Equis is prepared to enter into a definitive Agreement with PLM, providing for the acquisition of PLM at that price, in early May, and, assuming the Directors of PLM are willing to pursue this matter, Equis would be pleased to send you a proposed definitive Agreement between the parties.

     I want to emphasize that Equis has the financial capability to complete the acquisition of PLM at a price of $5.00 per share, or a total purchase price of approximately $46,000,000, and that our proposed definitive Agreement will accordingly NOT contain any financing condition with respect to the purchase price qualifying Equis' obligation to complete this transaction.

     I also want to emphasize that we are prepared to proceed expeditiously to a closing of this transaction, so that the shareholders of PLM might receive the purchase price for their shares at an early date. If the Directors of PLM decide to accept Equis' offer, subject, of course, to the approval of the acquisition by the

Board of Directors
PLM International, Inc.
April 25, 1997
Page 2

shareholders of PLM, and if the Directors and management of PLM are prepared to act as expeditiously as we are, then we believe the acquisition could be presented to the shareholders of PLM for their approval at the 1997 Annual Meeting, which we understand is now scheduled to be held on June 10, 1997.
If PLM agreed to such a timetable for the acquisition, then we would complete our due diligence investigation of PLM by late May and, assuming cooperation by PLM and its lenders and assuming that prompt filings were made under the Hart-Scott-Rodino Act and the required waiting period expired (or was terminated by the FTC earlier), then the closing of the acquisition and payment to the shareholders for their shares could take place in June, shortly after the Annual Meeting. If PLM agreed to such a timetable, the PLM 1997 Annual Meeting would then be devoted to the approval of this acquisition, rather than a contest on other matters.

     We realize that this proposed timetable is aggressive and that, notwithstanding full cooperation and best efforts from all parties, completion of the acquisition might take somewhat longer, but we believe that the closing might still take place not later than July 31, 1997. We are also willing to discuss any alternative timetable that you might reasonably propose.

     I hope that you will consider this proposal carefully, in accordance with your obligations to the shareholders of PLM under Delaware law. I look forward to receiving your response to this proposal, which I hope - and I believe should be - positive.


                                        Yours truly,

                                        /s/ Gary D. Engle

                                        Gary D. Engle, President and
                                        Chief Executive Officer

                             [PLM LETTERHEAD]

May 1, 1997

                                                           VIA CERTIFIED MAIL

Equis Financial Group of Limited Partnership
98 North Washington Street
Boston, MA 02114

Attention:  Gary D. Engle
            President and Chief Executive Officer

Gentlemen:

     We are in receipt of your letter to the Board of Directors, dated April 25, 1997, indicating that Equis Financial Group Limited Partnership ("Equis") is prepared to offer to acquire all of the outstanding shares of Common Stock of PLM International, Inc., through a "cash-out merger," under the terms of which the shareholders of PLM would receive a purchase price of $5.00 per share for their shares.

     The Board of Directors is always seeking ways to enhance stockholder value. For example, in each of 1996 and 1997, the Company instituted stock repurchase programs, each of which authorized the repurchase of up to $5 million in Common Stock. Since 1993, the Company has repurchased 3,644,088 shares of Common Stock at prices which represent a significant discount to current trading values. We believe these repurchase programs in combination with the Company's new strategic vision adopted in 1996 have been significant factors in raising our stock price.

     Please be advised that the Board of Directors, together with its financial and legal advisors, intends to consider your letter in accordance with its fiduciary responsibilities to all shareholders. However, in order to expedite our review, and in light of the preliminary and non-binding nature of your letter, we request that you provide us with the following information:

     1. Financial statements of Equis for its three most recent fiscal years and year-to-date periods;
     2. Resumes of the principal partners of Equis (general and limited partners); and
     3. Evidence of financial capability to complete the proposed transaction, including term sheets, bank lines of credit, commitment letters or other funding arrangements.

     Please understand that this information is intended to assist the Board and its advisors in properly evaluating your expression of interest, and by making this request, we do not mean to suggest that additional information will not be required or to comment one way or the other on the legal, economic or other terms set forth in your letter. However, in light of your admittedly "aggressive" timetable for a potential transaction, the sooner you can provide this information, the sooner the Board can proceed to properly assess your proposal in light of the shareholders and other interests at stake.

     We appreciate your interest in PLM International, Inc.

Yours Truly,

/s/ Stephen Peary

Stephen Peary
Senior Vice President and General Counsel

                              [EQUIS LETTERHEAD]

May 12, 1997

Stephen Peary
Senior Vice President and General Counsel
PLM International, Inc.
One Market Plaza
Steuart Street Tower, Suite 900
San Francisco, CA 94105-1301                            BY FAX (415) 882-0860

Dear Steve:

We are in receipt of your letter to Equis Financial Group Limited Partnership ("Equis") dated May 1, 1997 requesting information regarding our financial capabilities. In this letter you state that this request is "... in light of the preliminary and non-binding nature of your letter ..."; please note that our April 25, 1997 proposal to you clearly indicated that Equis is prepared to enter into a definitive Agreement with PLM providing for a cash out merger under the terms of which PLM shareholders would receive a purchase price of $5.00 per share for their shares. Our letter went on to state that such an Agreement would not contain any financing condition, and that assuming the directors of PLM are willing to pursue this matter, Equis would be prepared to send you a proposed definitive Agreement. We do not share your view that "... this letter is subject to many significant contingencies ..." as stated in Robert Tidball's May 1, 1997 letter to PLM shareholders. I hope that PLM realizes that the items described in the third and fourth paragraphs of the April 25, 1997 letter contained proposed dates, not contingencies.

Enclosed is a letter from Equis's primary bank, Fleet Bank, N.A., confirming Fleet's desire to work with and finance Equis in its acquisition of PLM. Fleet has had a banking relationship with Equis for over five years and is very familiar with the strength and liquidity of Equis's balance sheet and the experience of Equis's management in the equipment leasing business.
Based on the foregoing, Fleet has concluded that they have no reason to believe that Equis will not be able to finance the acquisition of PLM.

Equis is a private company and will furnish financial statements and other confidential information to PLM after entering into a confidentiality agreement with respect to non public information at the time the Board of PLM is prepared to enter into a mutually acceptable merger agreement.

In response to your request for resumes of the principal partners of Equis, Equis Corporation is the sole general partner of Equis. I am a limited partner of Equis and own 100% of the stock of Equis Corporation and therefor control Equis. I have attached my biography. Geoffrey MacDonald is the only other limited partner of Equis but has no control over, and has largely retired from day to day management of, Equis.

         98 North Washington Street, Boston, Massachusetts 02114
                     617 854 5800, FAX 617 523 1410

Stephen Peary, Senior Vice President
Page 2
May 12, 1997

We again want to emphasize that we are prepared to proceed expeditiously to a closing of this transaction and look forward to receiving your response to our proposal. Provided you have a desire to move forward we are prepared to meet on your offices on Thursday of this week.


Sincerely,

/s/ Gary D. Engle

Gary D. Engle, President and
Chief Executive Officer


enclosure

    Gary D. Engle is President and Chief Executive Officer of Equis Financial Group, a Massachusetts limited partnership (formerly known as American Finance Group) ("Equis"). Equis is engaged primarily in the business of managing leased assets and funds holding leased assets. Mr. Engle owns the controlling interest of Equis which he purchased in December, 1994. From 1990 to 1994, Mr. Engle was employed in various senior executive capacities at American Finance Group. From 1987 to 1990, Mr. Engle was a principal and co-founder of Cobb Partners Development, Inc., a real estate and mortgage banking company, with principal offices in Florida. From 1980 to 1987, Mr. Engle served in various capacities with Arvida Disney Company, a large scale community real estate development company owned by the Walt Disney Company with real estate development projects world wide. These capacities included Senior Vice President and Chief Financial Officer, Senior Vice President and Chief Financial Officer, Senior Vice President Acquisitions, Chief Executive Officer of Arvida Disney Financial Service and an original Director of Disney Development, the real estate development arm of the Walt Disney Company. Mr. Engle has an MBA from Harvard University and a BS degree from the University of Massachusetts (Amherst).

                          [PLM LETTERHEAD]



VIA FACSIMILE (617) 523-1410)
-----------------------------

May 12, 1997

Mr. Gary Engle
President and Chief Financial Officer
Equis Financial Group
98 North Washington Street
Boston, MA 02114


Dear Gary:

I have received your letter of even date indicating your are in receipt of my letter, dated May 1, 1997 requesting information regarding, among other things, evidence of Equis' financial capability to complete the proposed transaction, including term sheets, bank lines of credit, commitment letters or other funding arrangements. As you know, this information was requested to assist the Board of Directors and its advisors in properly evaluating Equis' expression of interest in PLM International, Inc. Attached to your letter is a letter from Fleet Bank, N.A. stating that Fleet Bank has "no reason to believe that Equis will not be able to obtain the financing it requests for its proposed transaction." Fleet Bank also says it is "prepared to consider" financing Equis' proposal pending a definitive merger agreement. Your resume highlights numerous financial positions you have held in your career. Therefore, you know that the Fleet Bank letter is neither a commitment nor an agreement to lend Equis any funds to complete your proposed transaction. As I am sure you can appreciate, the Fleet Bank letter provides me little comfort that Equis is capable of completing the proposed transaction.


Interestingly, today's letter reiterates the statement in our letter, dated April 25, 1997, that any "definitive agreement with PLM providing for a cash out merger under the terms of which PLM shareholders would receive a purchase price of $5.00 per share for their shares... would not contain any financing condition." The Fleet Bank letter, however, states that "pending a definitive agreement" they are prepared "to work with Equis in connection with such a transaction." It certainly seems that a condition to Fleet Bank even considering your proposed transaction is that a definitive agreement be in place. Therefore, if Fleet Bank is the primary source of Equis' funds for the proposed transaction, you cannot possibly enter into a definitive agreement with PLM without a financing condition. Perhaps you will be kind enough to clear this apparent inconsistency for me.

Gary Engle
May 12, 1997
Page 2


Thank you for providing your resume and an outline of the principal partners of Equis.

I will promptly pass your letter and attachments to the Board of Directors.

Sincerely,


/s/ Stephen Peary
Stephen Peary
Senior Vice President and General Counsel

                                [EQUIS LETTERHEAD]


May 13, 1997


Stephen Peary
Senior Vice President and General Counsel
PLM International, Inc.
One Market Plaza
Steuart Street Tower, Suite 900
San Francisco, CA 94105-1301                             BY FAX (415) 882-0860
                                                         ---------------------

Dear Steve:


I am in receipt of your letter dated May 12, 1997 addressed to Peabody & Brown as it relates to financing issues and your letter dated May 12, 1997 addressed to me. I am not sure of the source of your confusion since, after reading your resume, it would appear that you too have been involved with a number of financings and acquisitions and should certainly be aware that no bank or other credible financing source will provide a firm commitment to finance a transaction without even knowing the structure of the transaction. As you well know it is common practice to negotiate the terms of a financing package concurrently with the terms of an acquisition or merger agreement as the two are highly interrelated. Can you have possibly expected Fleet Bank to provide a firm commitment when you have refused to even engage in a discussion with us? Could Fleet commit to provide such financing without even seeing a draft of a merger agreement? Does PLM commit to finance or purchase equipment subject to lease without knowing the terms of the leases?

We and our affiliates have purchased millions of dollars of equipment from you and you have never once requested financing commitments prior to the acquisition. We never provided such commitments and have never failed to close on a purchase from you that we had previously committed to. We have engaged you to provide remarketing services and you never once requested evidence of our ability to pay your fees. As a matter of fact, last month alone one of your employees solicited us to purchase more than $100 million of equipment and not once did he ask for evidence of our financial capabilities, and he was eager for our commitment to those transactions.

You are aware that we have financed hundreds of millions of dollars of acquisitions. You are aware that we share numerous financing sources and are highly experienced in the leasing business. After all of the dealings we have had with you I am confident that your are well aware that we have the financial capability to acquire PLM with the Fleet letter providing you with additional (albeit unnecessary) comfort. In the end, if you simply do not choose to negotiate with us, you and the PLM Board should simply so indicate rather than continue this charade indefinitely. We can only surmise that, because your have not requested to meet with us or accepted our offer to meet with you, you do no wish to enter into a good faith discussion with us.

         98 North Washington Street, Boston, Massachusetts 02114
                     617 854 5800, FAX 617 523 1410

Stephen Peary, Senior Vice President
Page 2
May 13, 1997



I reiterate that Equis is prepared to enter into a definitive Agreement with PLM providing for a cash out merger under the terms of which PLM shareholders would receive a purchase price of $5.00 per share for their shares, that the Agreement would not contain any financing contingency, and that assuming the directors of PLM are willing to pursue this matter, Equis would be prepared to meet immediately with you.


Sincerely,


/s/ Gary D. Engle
Gary D. Engle, President and
Chief Executive Officer


cc: PLM International, Inc., Board of Directors